Exhibit 10.30
Executive Officer Compensation Summary
Alseres Pharmaceuticals, Inc.’s (the “Company’s”) executive officers consist of: (i) Peter G. Savas, Chairman and Chief Executive Officer; (ii) Mark J. Pykett, President and Chief Operating Officer; (iii) Kenneth L. Rice, Jr., Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary; and (iv) Frank Bobe, Executive Vice President, Chief Business Officer.
On March 31, 2006, the Company entered into employment agreements with each of Messrs. Savas, Pykett and Rice effective January 1, 2006 as follows:
Mr. Savas. On September 8, 2004, Mr. Savas joined the Company as Chairman and Chief Executive Officer. Mr. Savas’ employment agreement provides for an initial base salary of $400,000 in 2006, incentive payments, other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Savas is entitled to a one-year severance allowance in the event that he is terminated in certain circumstances. The one year Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.
Mr. Pykett. On November 1, 2004, Mr. Pykett joined the Company as Executive Vice President and Chief Operating Officer and on February 3, 2005 was appointed President and remained Chief Operating Officer. Mr. Pykett’s employment agreement provides for an initial base salary of $300,000 in 2006, incentive payments, other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Pykett will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The one year Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.
Mr. Rice. On July 8, 2005, Mr. Rice joined the Company as Executive Vice President, Finance and Administration and Chief Financial Officer. Mr. Rice’s employment agreement provides for an initial base salary of $300,000 in 2006, incentive payments, other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Rice will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The one year Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration.
On April 16, 2007, Mr. Bobe joined the Company as Executive Vice President, Chief Business Officer and entered into an employment agreement with the Company. Mr. Bobe’s employment agreement provides for an initial base salary of $300,000 in 2007, incentive payments, other benefits and includes confidentiality and non-competition provisions. Subject to certain contingencies, Mr. Bobe will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The initial term of the employment agreement was through December 31, 2007, with automatic renewal for additional 12 month periods, unless either party notifies the other party in writing not less than 90 days prior to expiration.
2007 Option Grants: On June 7, 2007, options to purchase shares of the Company’s common stock at an exercise price of $2.87 per share, vesting in equal monthly installments over three years were granted to the following executive officers:

Mr. Savas	200,000
Mr. Pykett	100,000
Mr. Rice	100,000
In addition, in connection with joining the Company, Mr. Bobe, received an option to purchase 300,000 shares of the Company’s common stock at an exercise price of $2.94 per share. The stock option will vest as to 1/3 of the shares with the remaining 2/3 of the shares vesting in equal monthly installments over 36 months.
2007 Incentive Compensation and 2008 Annual Base Salary: In December 2007, the compensation committee of the board of directors approved the following 2007 incentive compensation amounts for the executive officers, of which

15% was to be paid in stock on January 2, 2008 and 85% was to be paid in cash. In December 2007, the compensation committee of the board of directors approved the following new base salaries for 2008, effective January 1, 2008:

	2007 Incentive	2008 Annual
	Compensation	Base Salary
Mr. Savas	$225,000	$472,500
Mr. Pykett	$136,000	$357,000
Mr. Rice	$90,000	$315,000
Mr. Bobe	$67,500	$315,000